UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 25, 2022 (February 24, 2022)

Allena Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

DELAWARE	001-38268	45-2729920
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Newton Executive Park, Suite 202 Newton, Massachusetts	02462
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (617) 467-4577

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered or to be registered pursuant to Section 12(b) of the Act.

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	ALNA	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

As previously announced, on August 25, 2021, Allena Pharmaceuticals, Inc. (the “Company”) received a letter from the Listing Qualifications Department (the “Staff”) of the Nasdaq Stock Market (“Nasdaq”) notifying the Company that it had not maintained a minimum closing bid price of $1.00 per share (the “Minimum Bid Price Requirement”) for the minimum period required for continued listing on The Nasdaq Global Select Market pursuant to Nasdaq Listing Rule 5550(a)(2). Pursuant to Nasdaq Listing Rule 5810(c)(3)(A), the Company was provided an initial period of 180 calendar days, or until February 21, 2022, to regain compliance with the Minimum Bid Price Requirement.

In accordance with Nasdaq Listing Rule 5810(c)(3)(A)(ii), on February 22, 2022 the Company applied to transfer its securities to Nasdaq Capital Market and requested a second 180-day period to regain compliance with the Minimum Bid Price Requirement. On February 24, 2022, Nasdaq approved the Company’s request for a second 180-day period, or until August 22, 2022, to regain compliance with the Minimum Bid Price Requirement.

If it appears to the Staff that the Company will not be able to cure the deficiency, the Staff will provide written notice to the Company that its common stock will be subject to delisting. At that time, the Company may appeal the Staff’s delisting determination to a Nasdaq Hearing Panel (the “Panel”). The Company expects that its stock would remain listed pending the Panel’s decision. There can be no assurance that, if the Company does appeal the Staff’s delisting determination to the Panel, such appeal would be successful.

The Company intends to monitor the closing bid price of its common stock and may, if appropriate, consider available options to regain compliance with the Minimum Bid Price Requirement, which could include seeking to effect a reverse stock split. However, there can be no assurance that the Company will be able to regain compliance with the Minimum Bid Price Requirement or maintain compliance with any of the other Nasdaq continued listing requirements.

Item 8.01 Other Events

Reference is made to the Company’s previously disclosed loan and security agreement with Pontifax Medison Finance (Israel) L.P. and Pontifax Medison Finance (Cayman) L.P. (together “Pontifax”) (“Pontifax Agreement”), under which an initial loan of $10.0 million was advanced on September 29, 2020. Amounts outstanding under the Pontifax Agreement have a fixed interest rate of 9.0% per annum. The Pontifax Agreement has a term of 48 months and an interest only period of 24 months. Upon the expiration of the interest only period on September 29, 2022, amounts borrowed are required to be repaid over eight equal quarterly payments of principal and interest. At its option, Pontifax has the right to convert any portion of the initial loan then outstanding at a conversion price of $4.10 per share. At its option, the Company may prepay all or part of the outstanding borrowings under the Pontifax Agreement at any time without any prepayment premium or penalty. On February 24, 2022, the Company prepaid $2.0 million of the outstanding principal amount and, from and after that date, interest ceased to accrue on that amount.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 25, 2022	Allena Pharmaceuticals, Inc.

	By:	/s/ Richard Katz
Richard D. Katz, M.D.
Chief Financial Officer